Francesca’s Holdings Corporation Reports Third Quarter Results

•	Q3 2012 net sales increased 44% to $72.0 million; comparable boutique sales increased 16.7%

•	Q3 2012 adjusted diluted EPS was $0.24, a 71% increase over the prior year adjusted diluted EPS of $0.14

•	Q4 2012 diluted EPS guidance set at $0.27 to $0.28;

•	FY 2012 adjusted diluted EPS guidance increased to a range of $1.00 to $1.01

HOUSTON, TEXAS — December 5, 2012 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today reported net income for the third quarter of fiscal 2012 of $10.8 million or $0.24 per diluted share compared to net income for the third quarter of fiscal 2011 of $4.7 million, or $0.11 per diluted share. Adjusted net income for third quarter fiscal 2012 was $11.0 million, or $0.24 per diluted share, after excluding the $342,000 pretax ($209,000, net of tax) charge related to the relocation of our headquarters and distribution facilities. Adjusted net income for the third quarter of fiscal 2011 was $6.1 million, or $0.14 per diluted share, excluding a $2.3 million pretax ($1.4 million net of tax), or $0.03 per diluted share, stock-based compensation expense.

Third Quarter Summary

Net sales increased 44% to $72.0 million driven by a 16.7% increase in comparable boutique sales over a prior year period 6.5% increase and 76 new boutique openings since the end of the third quarter last year. The comparable sales increase was driven by increased transactions while average sale per transaction remained constant with prior year levels.

Gross profit for the quarter increased by 47% to $37.9 million. The gross profit rate improved 96 basis points to 52.61%. The increase in gross profit rate was the result of leveraging boutique occupancy costs.

Adjusted(1) selling, general and administrative expenses for the quarter increased by 27% to $19.8 million. Total adjusted(1) SG&A, as a percentage of net sales, decreased by 355 basis points to 27.51%. The decrease in rate is primarily due to leverage of costs as sales growth significantly outpaced expense growth.

Adjusted(1) income from operations for the quarter increased by 76% to $18.1 million, with an adjusted(1) operating profit margin of 25.10%.

For the year to date period, net sales increased 47% to $209.7 million driven by a 17.7% increase in comparable boutique sales. Adjusted earnings per diluted share was $0.73 after excluding charges related to the relocation of our headquarters and distribution facilities, secondary equity offering and option acceleration costs, these adjustments are set forth below in detail.

Total inventories at the end of the quarter increased by $7.0 million to $23.5 million, a 42% increase versus the prior comparable quarter. Inventory per boutique increased 12%.

The Company completed the relocation of its headquarters and distribution facility with no disruption to business.

John De Meritt, CEO, commented, "We delivered another quarter of strong results, demonstrating the appeal of our business model of a differentiated merchandise strategy in a boutique environment. Our scalable, high margin merchandising model combined with productive new boutique economics provides a runway for boutique growth and gives us confidence in francesca’s® long-term growth potential."

Neill Davis, President, added, "We continued to see strong sales growth during the third quarter, with comparable boutique sales growth of 16.7%, exceeding previous guidance and on top of the prior year 6.5% increase. Our performance reflects ongoing momentum as customers continue to respond favorably to francesca’s® broad and shallow merchandise assortment and unique shopping experience. We are pleased with the momentum that we have built behind the business and the prospects that lay ahead as we continue to execute on our key operating initiatives.”

(1)	Excludes $342,000 charge related to the relocation of our headquarters and distribution facilities in fiscal year 2012 and $2.3 million of stock-based compensation expense in fiscal year 2011.

Fourth Quarter and Fiscal 2012 Outlook

For the fourth quarter ending February 2, 2013, net sales are expected to be between $82.5 million and $83.5 million assuming a mid-single digit comparable boutique sales increase and the opening of one additional new boutique. Earnings per diluted share are expected to be in the range of $0.27 to $0.28.

For the full fiscal year ending February 2, 2013, net sales are expected to be in the range of $292.2 million to $293.2 million assuming a low double digit comparable boutique sales increase and the opening of 76 new boutiques and an outlet boutique. Earnings per diluted share are expected to be in the range of $0.99 to $1.00. Excluding $0.2 million after tax relocation costs of the Company’s headquarters and distribution facilities, $0.4 million after tax secondary equity offering and option acceleration costs, or $0.01 per diluted share, adjusted earnings per diluted share are expected to be in the range of $1.00 to $1.01.

The Company uses the NRF calendar; therefore fiscal year 2012 will be a 53-week year. We estimate that the additional week will contribute approximately $3.5 million in net sales and $0.03 per diluted share in incremental earnings.

Subsequent Events

Subsequent to October 27, 2012, the northeast region of the United States was heavily impacted by hurricane Sandy. There were approximately 60 boutiques located in the affected region that were forced to temporarily close for at least one full business day.

Comparable boutique sales results for the month of November were in line with Company expectations. November sales exceeded plan for the final week of the month which offset the estimated immaterial effects of Hurricane Sandy.

Conference Call Information

A conference call to discuss third quarter results is scheduled for December 5, 2012, at 8:00 a.m. ET. A live web cast of the conference call will be available in the investor relations section of the Company’s website, www.francescas.com. In addition, a replay of the call will be available after the call and remain available until January 5, 2013. To access the telephone replay, listeners should dial (877) 870-5176. The access code for the replay is 4490673. A replay of the web cast will also be available shortly after the call and will remain on the website for ninety days.

SEC Regulation G – Non-GAAP Information

This press release includes non-GAAP adjusted selling, general and administrative expenses, adjusted income from operations, adjusted operating profit margin, adjusted net income and adjusted diluted earnings per share, each a non-GAAP financial measure. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text above. We believe that these non-GAAP financial measures not only provide our management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business and facilitate a meaningful evaluation of our quarterly and fiscal year 2012 diluted earnings per share and actual results on a comparable basis with our quarterly and fiscal year 2011 results. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on March 21, 2012 and September 4, 2012, respectively. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About Francesca’s Holdings Corporation

Francesca’s® is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Francesca’s® appeals to the 18-35 year-old, fashion conscious, female customers, although the Company finds that women of all ages are attracted to the eclectic and sophisticated merchandise selection and boutique setting. Francesca’s® boutiques carry a broad selection but limited quantities of individual styles and new merchandise is introduced five days a week. For additional information on Francesca’s®, please visit www.francescas.com

CONTACT:

ICR, Inc. Jean Fontana: 646-277-1214 jean.fontana@icrinc.com

Francesca’s Holdings Corporation

Unaudited Consolidated Statements of Operations

(In thousands, except per share data and percentages)

	Thirteen Weeks Ended
	October 27, 2012		October 29, 2011		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
	(In thousands except per share data)
Net sales	$71,986	100.00%	$50,020	100.00%	$21,966	43.9%	0.00%
Cost of goods sold and occupancy costs	34,115	47.39%	24,187	48.35%	9,928	41.0%	-0.96%
Gross profit	37,871	52.61%	25,833	51.65%	12,038	46.6%	0.96%
Selling, general and administrative expenses	20,144	27.98%	17,789	35.56%	2,355	13.2%	-7.58%
Income from operations	17,727	24.63%	8,044	16.08%	9,683	120.4%	8.55%
Interest expense	(114)	-0.16%	(473)	-0.95%	359	-75.9%	0.79%
Other income	105	0.15%	198	0.40%	(93)	-47.0%	-0.25%
Income before income tax expense	17,718	24.61%	7,769	15.53%	9,949	128.1%	9.08%
Income tax expense	6,921	9.61%	3,025	6.05%	3,896	128.8%	3.56%
Net income	$10,797	15.00%	$4,744	9.48%	$6,053	127.6%	5.52%

Diluted earnings (loss) per common share	$0.24		$0.11
Weighted average diluted shares outstanding:	44,911		44,533

Comparable boutique sales increase	16.7%		6.5%

	Thirty Nine Weeks Ended
	October 27, 2012		October 29, 2011		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
	(In thousands except per share data)
Net sales	$209,673	100.00%	$142,506	100.00%	$67,167	47.1%	0.00%
Cost of goods sold and occupancy costs	97,443	46.47%	68,048	47.75%	29,395	43.2%	-1.28%
Gross profit	112,230	53.53%	74,458	52.25%	37,772	50.7%	1.28%
Selling, general and administrative expenses	58,960	28.12%	45,388	31.85%	13,572	29.9%	-3.73%
Income from operations	53,270	25.41%	29,070	20.40%	24,200	83.2%	5.01%
Interest expense	(546)	-0.26%	(4,529)	-3.18%	3,983	-87.9%	2.92%
Loss on early extinguishment of debt	-	0.00%	(1,591)	-1.12%	1,591	-100.0%	1.12%
Other income	257	0.12%	248	0.17%	9	3.6%	-0.05%
Income before income tax expense	52,981	25.27%	23,198	16.28%	29,783	128.4%	8.99%
Income tax expense	20,790	9.92%	9,050	6.35%	11,740	129.7%	3.57%
Net income	$32,191	15.35%	$14,148	9.93%	$18,043	127.5%	5.42%

Diluted earnings (loss) per common share	$0.72		$0.33
Weighted average diluted shares outstanding:	44,791		42,421

Comparable boutique sales increase	17.7%		8.4%

(1)	Percentage totals in the above table may not equal the sum of the components due to rounding.

Francesca’s Holdings Corporation

Unaudited Consolidated Balance Sheets

(In thousands)

	October 27, 2012	January 28, 2012	October 29, 2011

ASSETS

Current assets:
Cash and cash equivalents	$12,906	$14,046	$14,982
Accounts receivable	5,076	2,156	3,571
Inventories	23,523	14,462	16,546
Deferred income taxes	2,872	2,352	1,784
Prepaid expenses and other current assets	4,622	3,025	3,041
Total current assets	48,999	36,041	39,924
Property and equipment, net	43,021	33,199	29,973
Deferred income taxes	1,923	952	—
Other assets, net	2,372	2,120	2,698

TOTAL ASSETS	$96,315	$72,312	$72,595

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$11,811	$8,627	$8,713
Accrued liabilities	6,649	9,893	5,931

Total current liabilities	18,460	18,520	14,644
Deferred and accrued rents	21,895	14,890	14,839
Deferred income taxes	—	—	455
Long-term debt	—	22,000	35,000
Total liabilities	40,355	55,410	64,938

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock - $.01 par value, 80.0 million shares authorized; 43.9 million shares issued and outstanding at October 27, 2012; 43.5 million shares issued and outstanding at January 28, 2012; and 43.5 million shares issued and outstanding at October 29, 2011	438	435	435
Additional paid-in capital	83,935	77,071	76,179
Accumulated deficit	(28,413)	(60,604)	(68,957)
Total stockholders’ equity	55,960	16,902	7,657

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$96,315	$72,312	$72,595

Francesca’s Holdings Corporation

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Thirty Nine Weeks Ended
	October 27, 2012	October 29, 2011
Cash Flows From Operating Activities:
Net income	$32,191	$14,148
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	5,458	3,509
Stock-based compensation expense	2,684	3,907
Excess tax benefit from stock-based compensation	(2,193)	(449)
Loss on sale of assets	89	20
Amortization of debt issuance costs	220	462
Loss on early extinguishment of debt	—	1,591
Deferred income taxes	(1,491)	2,696
Changes in assets and liabilities:
Accounts receivable	(2,920)	931
Inventories	(9,061)	(4,677)
Prepaid expenses and other assets	(2,068)	(965)
Accounts payable	3,184	2,567
Accrued liabilities	(1,051)	(479)
Deferred and accrued rents	7,005	6,616
Net cash provided by operating activities	32,047	29,877

Cash Flows Used by Investing Activities:
Purchase of property and equipment	(15,370)	(12,236)
Other	—	35
Net cash used in investing activities	(15,370)	(12,201)

Cash Flows Used by Financing Activities:
Proceeds from issuance of stock in initial public offering, net of costs	—	44,118
Proceeds from borrowing under the new revolving credit facility	—	41,000
Repayment of borrowings under the prior senior secured credit facility	—	(93,813)
Repayment of borrowings under the new revolving credit facility	(22,000)	(6,000)
Payment of debt issuance costs	—	(1,468)
Proceeds from the exercise of stock options	1,990	504
Excess tax benefit from stock-based compensation	2,193	449
Net cash used in financing activities	(17,817)	(15,210)

Net increase (decrease) in cash and cash equivalents	(1,140)	2,466
Cash and cash equivalents, beginning of year	14,046	12,516
Cash and cash equivalents, end of period	$12,906	$14,982

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$26,182	$6,300
Interest paid	$405	$5,027